CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B and Class C Shares, in the Class R Shares, and in the Class Y Shares Prospectuses and "Independent Auditors" and "Financial Statements" in the Pioneer High Yield Fund Class A, Class B, Class C, Class Y and Class R Shares Statement of Additional Information, and to the incorporation by reference of our report, dated December 12, 2003, on the financial statements and financial highlights of Pioneer High Yield Fund in the Annual Report to the Shareowners for the year ended October 31, 2003, in Post-Effective Amendment Number 6 to the Registration Statement (Form N-1A, 1933 Act File No. 333-90789).


                                                           /s/ Enrst & Young LLP

Boston, Massachusetts
February 23, 2004